                                        Exhibit 10.16

October 2, 2020

Confidential

cc: Michelle Sitzman- Chief People Officer

Jamie Kiser
[Home Address]

Dear Jamie,

We are pleased to inform you that effective October 2, 2020 you are being promoted to Chief Operating Officer and CCO at Talend, Inc. (the "Company"), reporting to Christal Bemont. There will be an increase to your annual base salary and on-target earnings (“OTE”). Your new annual base salary will change from $320,000 to $375,000 which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Your variable target percentage will change from 40.63% to 70%. Your new annual base salary and your new OTE will be $637,500.

Aside from the above changes, the same terms and conditions of your original offer letter and accompanying documents continue to apply. To indicate your acceptance of the Company's promotion, please sign and date this letter in the space provided below. We thank you for all your continued efforts and meaningful contributions to the team and congratulations on a well-deserved promotion!

Sincerely,

/s/ Christal Bemont

Christal Bemont
Chief Executive Officer

/s/ Jamie Kiser
Signature: Jamie Kiser        Date: Oct. 7, 2020

Talend Inc. 800 Bridge Parkway Redwood City, CA, 94065, U.S.A	TALEND.COM